Exhibit 10.9

UNITED ONLINE, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.                                   The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.                                     Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to the Participant under the Plan.

C.                                     All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Grant of Restricted Stock Units.  The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the date that unit vests in accordance with the express provisions of this Agreement. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	<Award Date>

Number of Shares Subject to Award:	<# of Shares Awarded> shares of Common Stock (the “Shares”)

Vesting Schedule:	<specify vesting schedule> (the “Normal Vesting Schedule”). However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 5 of this Agreement.

Issuance Schedule

The Shares in which the Participant vests in accordance with the Normal Vesting Schedule shall be issued, subject to the Corporation’s collection of all applicable Withholding Taxes, on the applicable vesting date specified for those Shares in such Normal Vesting Schedule or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date. The Shares which vest pursuant to Paragraph 5 of this Agreement shall be issued in accordance with the provisions of such Paragraph. The applicable Withholding Taxes are to be collected pursuant to the procedures set forth in Paragraph 7 of this Agreement.

2.                                       Limited Transferability.  Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any

Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.                                       Cessation of Service.  Except as otherwise provided in Paragraph 5 below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly.  The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.                                       Stockholder Rights and Dividend Equivalents

(a)                                  The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

(b)                                 Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary and whether payable in cash, shares of Common Stock or other property, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then the following provisions shall govern the Participant’s interest in that dividend or distribution:

(i)                                     If the dividend is a regularly-scheduled cash dividend on the Common Stock, then the Participant shall be entitled to a current cash distribution from the Corporation equal to the cash dividend the Participant would have received with respect to the Shares at the time subject to this Award had those Shares actually been issued and outstanding and entitled to that cash dividend. Each cash dividend equivalent payment under this subparagraph (i) shall be paid within five (5) business day following the payment of the actual cash dividend on the outstanding Common Stock, subject to the Corporation’s collection of all applicable federal, state and local income and employment withholding taxes.

(ii)                                  For any other dividend or distribution, a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution.  As the Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall also vest and shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate.  However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

5.                                       Change of Control.

(a)                                  Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash incentive program of the successor entity which preserves the Fair Market Value of the unvested shares of Common Stock subject to the Award at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the same vesting and issuance schedule that would otherwise be in effect for those shares in the absence of such Change in Control.  In the event of such assumption or continuation of the Award or such replacement of the Award with a cash incentive program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control.

(b)                                 In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time.  To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange or market.

(c)                                  Any Restricted Stock Units which are assumed or otherwise continued in effect in connection with a Change in Control or replaced with a cash incentive program under Paragraph 5(a) shall be subject to accelerated vesting in accordance with the following provisions:

•                                          If an Involuntary Termination of the Participant’s Service occurs within twelve (12) months after the Change in Control event, then the Participant shall immediately vest in an additional number of Shares equal to the greater of (i) twenty-five percent (25%) of the total number of Shares subject to the Award or (ii) the additional number of Shares in which the Participant would have been vested at the time of such Involuntary Termination if (A) he or she had completed an additional period of Service equal in duration to the actual period of Service completed by the Participant between the Award Date and the date of such Involuntary Termination and (B) the Shares subject to this Award had vested in forty-eight (48) successive equal monthly installments over the duration of the Vesting Schedule.  In no event, however, shall the number of Shares which vest on such an accelerated basis exceed the number of Shares unvested immediately prior to the date of the Participant’s Involuntary Termination.  The Shares that vest upon such Involuntary Termination of Service shall be issued to the Participant, subject to the Corporation’s collection of all applicable Withholding Taxes, on the date of such Involuntary Termination or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which the date of such Involuntary Termination occurs or (if later) the fifteenth day of the third calendar month following such date.  In the event of a replacement cash incentive program under Paragraph 5(a), the foregoing provisions shall be applied to the proceeds in such replacement program attributable to the Shares that would otherwise vest on an accelerated basis in accordance herewith had the Award been assumed or otherwise continued in effect.

(d)                                 If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash incentive program in accordance with Paragraph 5(a), then those units shall vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to Participant within fifteen (15) business days following the effective date of that Change in Control. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.

(e)                                  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.                                       Adjustment in Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7.                                       Issuance of Shares of Common Stock.

(a)                                  As soon as administratively practicable following each date one or more Shares vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the shares of Common Stock which vest on that date under the Award, subject to the Corporation’s collection of the applicable Withholding Taxes. Until such time as the Corporation provides the Participant with notice to the contrary, the Corporation shall collect the Withholding Taxes with respect to the vested Shares through an automatic Share withholding procedure pursuant to which the Corporation will withhold, immediately as the Shares vest under the Award, a portion of those vested Shares with a Fair Market Value (measured as of the vesting date) equal to the amount of such Withholding Taxes  (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

(b)                                 Should any Shares vest under the Award at time the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through either of the following alternatives:

•                                          the Participant’s delivery of his or her separate check payable to the Corporation in the amount of such Withholding Taxes, or

•                                          the use of the proceeds from a next-day sale of the Shares issued to the Participant, provided and only if (i) such a sale is permissible under the Corporation’s trading policies governing the sale of Common Stock, (ii) the Participant makes an irrevocable commitment, on or before the vesting date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(c)                                  Except as otherwise provided in Paragraph 5 or Paragraph 7(a), the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of

Common Stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

8.                                       Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.

9.                                       Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices, and directed to the attention of Stock Plan Administrator.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address on record with the Corporation.  An email to the email address of Participant on record with the Corporation shall be deemed to be written notice.  All notices shall be deemed effective upon personal delivery, upon sending of an email or upon deposit in the mail, postage prepaid and properly addressed to the party to be notified.

10.                                 Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

11.                                 Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

12.                                 Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

13.                                 Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

14.                                 Deferred Issuance Date.

(a)                                  It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

(b)                                 If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A, then no Shares or other amounts which become issuable or distributable by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of his or her Separation from Service due to such cessation of Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

UNITED ONLINE, INC.

By:	Mark R. Goldston

Title:	Chairman, Chief Executive Officer and President

PARTICIPANT

Name: <Participant Name>

Signature: <Signed Electronically>

Social Security No: <SSN>

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.                                   Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.                                     Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

C.                                     Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.                                    Board shall mean the Corporation’s Board of Directors.

E.                                      Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)                                     a merger or consolidation approved by the Corporation’s stockholders, unless securities possessing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and substantially in the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)                                  the sale, transfer or other disposition of all or substantially all of the Corporation’s assets  approved by the Corporation’s stockholders,

(iii)                               the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(iv)                              a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

F.                                      Code shall mean the Internal Revenue Code of 1986, as amended.

G.                                     Common Stock shall mean shares of the Corporation’s common stock.

H.                                    Corporation shall mean United Online, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of United Online, Inc. which shall by appropriate action adopt the Plan.

I.                                         Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J.                                        Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)                                     If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)                                  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K.                                    Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i)                                     such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or

(ii)                                  such individual’s voluntary resignation following (A) a material reduction in the scope of his or her day-to-day responsibilities with the Corporation (or any Parent or Subsidiary) it being understood that a change in such individual’s title shall not, in and of itself, be deemed a material reduction, (B) a material reduction in his or her base salary or (C) a relocation of such individual’s place of employment by more than fifty (50) miles; provided, however, that such individual’s resignation for any of the foregoing reasons shall constitute an Involuntary Termination only if the following requirements are satisfied: (x) such individual provides written notice of the clause (A), (B) or (C) event to the Corporation (or the Parent or Subsidiary employer) within thirty (30) days after the occurrence of that event, (y) the Corporation (or the Parent or Subsidiary employer) fails to take appropriate remedial action to remedy such event within thirty (30) days after receipt of such notice and (z) such individual resigns from his or her employment with the Corporation (or the Parent or Subsidiary employer) within ninety (90) days following the initial occurrence of the clause (A), (B) or (C) event.

L.                                      Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Misconduct.

M.                                 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

N.                                    Participant shall mean the person to whom the Award is made pursuant to the Agreement.

O.                                    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

P.                                      Plan shall mean the <specify applicable stock plan>, as amended and restated from time to time.

Q.                                    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

R.                                     Separation from Service means the Participant’s cessation of Employee status and shall be deemed to occur at such time as the level of bona fide services the Participant is to render as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Participant rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which the Participant has been in Employee status). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Internal Revenue Code Section 409A.

S.                                      Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

T.                                     Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

U.                                    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V.                                     Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under the Award and any phantom dividend equivalents distributed with respect to those shares.